Exhibit 10.5

AGREEMENT

THIS AGREEMENT, made effective the 12th day of March, 2012 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania, United States (“Derma U.S.”), Derma Sciences Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada (“Derma Canada”) and Frederic Eigner (“Employee”).

WHEREAS, Employee is currently employed by Derma Canada as its Executive Vice President – Operations and General Manager; and

WHEREAS, in consideration for entering into this Agreement, Employee will receive a salary increase and an increase in severance benefits as compared to his most recent employment agreement; and

WHEREAS, the parties desire to enter into this Employment Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

1.      Employment. Derma Canada hereby employs Employee, and Employee agrees to be employed, as its Executive Vice President – Operations and General Manager with such duties appropriate to his office as may be assigned, from time to time, by the President and Chief Executive Officer of Derma U.S. and Derma Canada and upon the terms and conditions hereinbelow set forth.

2.   Time and Efforts. Employee will devote substantially all of his business time and efforts to his duties hereunder.

3.   Compensation. During the Term hereof Derma Canada shall pay compensation to Employee as follows:

(a)    Base compensation at the rate of Two Hundred Fifty Thousand Dollars Cdn. ($250,000 Cdn.) effective January 1, 2012;

(b)   Bonus, stock options and/or such other incentive compensation as may be determined by Derma U.S.’s board of directors upon recommendation of its compensation committee.

Reviews by the compensation committee of Employee’s base compensation and incentive compensation shall be undertaken not less often than annually. The principal criteria utilized by the compensation committee in the conduct of its reviews shall be the extent to which Derma U.S. and Derma Canada attain their performance objectives and the extent of Employee’s contributions thereto.

5.   Term. This Agreement shall be effective as of the date hereof and shall expire on March 31, 2013 unless sooner terminated pursuant to Sections 6 or 7 hereinbelow or unless renewed or extended by mutual agreement of the parties hereto.

6.   Severance. In the event that Derma Canada, without cause, either terminates the employment of Employee or fails to renew this Agreement upon expiration hereof, Derma Canada shall pay to Employee severance compensation in the greater of (i) $250,000.00 Cdn. or (ii) salary for the number of months of reasonable notice to which Employee shall be entitled to pursuant to the common law. The severance amount in (i), if applicable, shall be paid in twelve equal monthly installments, and the severance amount in (ii), if applicable, shall be paid in monthly installments equal to Employee’s then applicable monthly salary, in each case commencing on the first day of the month following the date of termination or expiration, as applicable. In addition, during the twelve month period following the date of termination or expiration, as applicable, Derma Canada shall, in addition to providing such coverage as is required by applicable provincial law, reimburse Employee for the cost of health care benefits obtained by Employee provided and to the extent that (i) the benefits are comparable to healthcare benefits then provided by Derma Canada to its active employees and (ii) Derma Canada contributes to the cost of such benefits for its active employees.

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7.   Change in Control. Within six months of the occurrence of a “change in control” of Derma U.S. (defined below), Employee may, but shall have no obligation to, tender his resignation from Derma Canada and receive severance compensation as provided in paragraph 6 above to the same extent as if Derma Canada had terminated Employee without cause as of the date of Employee’s resignation. For purposes of this paragraph, a “change in control” shall be a “change in control event” as defined in accordance with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).

8.   Taxation. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable Canadian and provincial employment or income tax laws then in effect.

9.   Option Exercise Extension. In the event that Derma Canada, without cause, either terminates Employee’s employment or fails to renew this Agreement upon expiration hereof, or in the event Employee tenders his resignation upon a “change in control,” then the period to exercise any option to purchase the securities of Derma U.S. of which Employee may be possessed shall be extended to the earlier to occur of (i) the expiration thereof as set forth in the option instrument or (ii) the 10th anniversary of the original date of grant.

10.   Clawback of Bonus and/or Incentive Compensation. In the event that Derma Canada accords to Employee bonus and/or incentive compensation hereunder and in the further event that the financial statements upon which such bonus and/or incentive compensation was predicated contained material errors and/or omissions that served as the basis for, or influenced, the granting of such bonus or incentive compensation, then Employee shall repay to Derma Canada any and all amounts of bonus and/or incentive compensation reasonably attributable to the aforesaid errors or omissions. Repayment of the aforesaid bonus and/or incentive compensation shall be required regardless of whether or not Employee had knowledge of, or participated in, the conduct that resulted in the aforereferenced errors in the financial statements.

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11.    Prior Agreements. This Agreement shall supersede any and all prior agreements between Derma U.S., Derma Canada and Employee relating to his employment.

[Signatures on Following Page]

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IN WITNESS WHEREOF, this Agreement has been executed by Derma U.S., Derma Canada and Employee as of the date first hereinabove written.

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

DERMA SCIENCES CANADA INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Frederic Eigner
Frederic Eigner

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